Exhibit 10.3
Badger Meter, Inc. 2011 Omnibus Incentive Plan
Form of Restricted Stock Award Agreement
Form of Award Agreement
You have been selected to be a 2011 Participant in the Badger Meter, Inc. 2011 Omnibus Incentive Plan (the “Plan”), as specified below. THIS AWARD AGREEMENT, EFFECTIVE UPON THE BELOW-MENTIONED DATE OF GRANT, IS BEING EXECUTED SUBJECT AND PURSUANT TO THE TERMS OF THE PLAN AND, IF THERE IS ANY INCONSISTENCY OR CONFLICT, THE PLAN SHALL CONTROL. Capitalized terms used in this Award Agreement that are not defined herein are defined in the Plan.
Participant: ____________ (“You”)
Number of Restricted Shares: _______
Date of Grant: May 6, 2011
Fair Market Value Per Share on Date of Grant: $__________
Restriction Period Ends: May 6, 2014
1.	Grant of Restricted Stock: The Company grants you Restricted Shares as set forth above. The Company (or its transfer agent) will hold a stock certificate representing your Restricted Shares until the end of the Restriction Period.
2.	Restriction Period: During the Restriction Period, you may not sell, transfer, pledge or assign (other than by will or by the laws of descent and distribution) your Restricted Shares. On the last day of the Restriction Period, your Restricted Shares will vest and become freely transferable (subject to applicable federal, state, and local, domestic or foreign, securities laws or any additional restrictions imposed by the Compensation and Corporate Governance Committee of the Company’s Board of Directors (“the Committee”)), provided you are employed by the Company on such date. If you terminate employment, which includes retirement, prior to the end of the Restriction Period, your Restricted Shares granted herein will be forfeited except as provided below; provided, however, that the Committee, in its sole discretion, shall have the right to permit the vesting of all or any portion of the unvested Restricted Shares held by the Participant at the time of such employment termination, subject to such terms as the Committee, in its sole discretion, deems appropriate.
3.	Removal of Restrictions: Upon the vesting of your Restricted Shares, the Company will deliver a stock certificate or stock certificates representing your Shares to you.
4.	Voting Rights and Dividends: During the Restriction Period, to the extent applicable, you may exercise full voting rights and are entitled to receive any or all dividends and other distributions paid with respect to the Restricted Shares while they are held, as determined by the Committee. If any such dividends or distributions are paid in common stock of the Company, such common stock shall be subject to the same restrictions on transferability as are the Restricted Shares with respect to which they were paid.
5.	Termination of Employment Due to Death or Disability: In the event the employment of the Participant is terminated due to death or disability (within the meaning of Section 22(e)(3) of the

Internal Revenue Code of 1986, as amended) prior to the end of the Restriction Period, all Restricted Shares then unvested shall immediately vest one hundred percent (100%), and thereafter such Shares shall be freely transferable by the Participant, subject to applicable federal and state securities laws.
6.	Change of Control: Upon a Change of Control, the provisions of Section 17 of the Plan, as amended or supplemented, shall apply.
7.	Adjustment of Number of Shares and Price: In the event of a capital adjustment resulting from a stock dividend (other than a stock dividend in lieu of an ordinary cash dividend), stock split, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or the like, Section 17(a) of the Plan, as amended or supplemented, shall apply. The determination of the Administrator as to any adjustment shall be final.
8.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
9.	Miscellaneous:
(a)	This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations that the Committee adopts for administration of the Plan. By signing below, you acknowledge and agree that you have received a copy of the Plan and that the Committee is authorized to administer, construe, interpret and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, your heirs, beneficiaries and estate.

(b)	The Committee may amend this Award Agreement as provided in the Plan.

(c)	You agree that it is your responsibility to pay all applicable taxes related to this grant of Restricted Shares for the locale in which you reside. The provisions of Section 16(a) of the Plan, as amended or supplemented, shall apply.

If you are a citizen of the United States, the Fair Market Value of such shares will be considered taxable compensation to you on the date your Restricted Shares vest, unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). If you make an election under Section 83(b) of the Code, the Fair Market Value of the Shares on the Date of Grant will be considered taxable compensation to you.

(d)	You agree to take all steps necessary to comply with all applicable provisions of any law, including federal and state securities law and Company policy in exercising your rights under this Award Agreement.

(e)	To the extent not preempted by federal law, the validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the internal laws of the State of Wisconsin without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award

Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts sitting in the State of Wisconsin.
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[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed as of the Date of Grant.

BADGER METER, INC.
By:
	Name:	Richard A. Meeusen
	Title:	Chairman, President and CEO

PARTICIPANT

(Participant)